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                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                           WIND RIVER SYSTEMS, INC.,
                            a Delaware corporation;

                         UNIVERSITY ACQUISITION CORP.,
                          a Delaware corporation; and

                           INTEGRATED SYSTEMS, INC.,
                            a California corporation

                        -------------------------------

                          Dated as of October 21, 1999

                        -------------------------------

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                               TABLE OF CONTENTS

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 SECTION 1. DESCRIPTION OF TRANSACTION..................................                   1

        1.1             Merger of Merger Sub into the Company.......................       1

        1.2             Effect of the Merger........................................       2

        1.3             Closing; Effective Time.....................................       2

                        Articles of Incorporation and Bylaws; Directors and
        1.4             Officers....................................................       2

        1.5             Conversion of Shares........................................       2

        1.6             Closing of the Company's Transfer Books.....................       4

        1.7             Exchange of Certificates....................................       4

        1.8             Dissenting Shares...........................................       5

        1.9             Tax Consequences............................................       6

        1.10            Accounting Consequences.....................................       6

        1.11            Further Action..............................................       6

 SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............                   6

        2.1             Due Organization; Subsidiaries; Etc.........................       6

        2.2             Articles of Incorporation and Bylaws........................       7

        2.3             Capitalization, Etc.........................................       7

        2.4             SEC Filings; Financial Statements...........................       8

        2.5             Absence of Changes..........................................       9

        2.6             Title to Assets.............................................      11

        2.7             Receivables, Customers......................................      11

        2.8             Real Property; Equipment; Leasehold.........................      12

        2.9             Proprietary Assets..........................................      12

        2.10            Contracts...................................................      15

        2.11            Sale of Products; Performance of Services...................      17

        2.12            Liabilities.................................................      18

        2.13            Compliance with Legal Requirements..........................      18

        2.14            Certain Business Practices..................................      18

        2.15            Governmental Authorizations.................................      18

        2.16            Tax Matters.................................................      19

        2.17            Employee and Labor Matters; Benefit Plans...................      20

        2.18            Environmental Matters.......................................      22

        2.19            Insurance...................................................      23

        2.20            Transactions with Affiliates................................      23

        2.21            Legal Proceedings; Orders...................................      24

                        Authority; Inapplicability of Anti-takeover Statutes;
        2.22            Binding Nature of Agreement.................................      24
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        2.23            No Existing Discussions.....................................      25

        2.24            Accounting Matters..........................................      25

        2.25            Vote Required...............................................      25

        2.26            Non-Contravention; Consents.................................      25

        2.27            Fairness Opinion............................................      26

        2.28            Financial Advisor...........................................      26

        2.29            Full Disclosure.............................................      26

        2.30            Company Rights Agreement....................................      27

 SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....                  27

        3.1             Due Organization; Subsidiaries; Etc.........................      27

        3.2             Certificate of Incorporation and Bylaws.....................      28

        3.3             Capitalization, Etc.........................................      28

        3.4             SEC Filings; Financial Statements...........................      29

        3.5             Absence of Certain Changes or Events........................      29

        3.6             Title to Assets.............................................      29

        3.7             Proprietary Assets..........................................      30

        3.8             Contracts...................................................      31

        3.9             Liabilities.................................................      32

        3.10            Compliance with Legal Requirements..........................      32

        3.11            Certain Business Practices..................................      32

        3.12            Governmental Authorizations.................................      32

        3.13            Tax Matters.................................................      32

        3.14            Employee and Labor Matters; Benefit Plans...................      33

        3.15            Environmental Matters.......................................      34

        3.16            Insurance...................................................      34

        3.17            Transactions with Affiliates................................      34

        3.18            Legal Proceedings; Orders...................................      34

        3.19            Authority; Binding Nature of Agreement......................      35

        3.20            Accounting Matters..........................................      35

        3.21            Vote Required...............................................      35

        3.22            Non-Contravention; Consents.................................      35

        3.23            Financial Advisor...........................................      36

        3.24            Full Disclosure.............................................      36

        3.25            Fairness Opinion............................................      37

        3.26            Valid Issuance..............................................      37

 SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT.................                  37

        4.1             Access and Investigation....................................      37
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        4.2             Operation of the Company's Business.........................      38

        4.3             No Solicitation.............................................      41

 SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES.........................                  42

        5.1             Registration Statement; Joint Proxy Statement...............      42

        5.2             Company Shareholders' Meeting...............................      43

        5.3             Parent Stockholders' Meeting................................      44

        5.4             Regulatory Approvals........................................      45

        5.5             Stock Options...............................................      46

        5.6             Employee Benefits...........................................      46

        5.7             Indemnification of Officers and Directors...................      47

        5.8             Pooling of Interests........................................      48

        5.9             Additional Agreements.......................................      48

        5.10            Disclosure..................................................      48

        5.11            Affiliate Agreements........................................      49

        5.12            Tax Matters.................................................      50

        5.13            Letter of the Company's Accountants.........................      50

        5.14            Resignation of Officers and Directors.......................      50

        5.15            Listing.....................................................      50

        5.16            Board of Directors..........................................      50

 SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB...               50

        6.1             Accuracy of Representations.................................      51

        6.2             Performance of Covenants....................................      51

        6.3             Effectiveness of Registration Statement.....................      51

        6.4             Shareholder Approval........................................      51

        6.5             Consents....................................................      51

        6.6             Agreements and Documents....................................      51

        6.7             Employees...................................................      52

        6.8             No Material Adverse Effect..................................      52

        6.9             HSR Act.....................................................      52

        6.10            Listing.....................................................      52

        6.11            No Restraints...............................................      53

        6.12            No Governmental Litigation..................................      53

        6.13            No Other Litigation.........................................      53

        6.14            Stock Options...............................................      53

 SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY...........                  53

        7.1             Accuracy of Representations.................................      53

        7.2             Performance of Covenants....................................      54
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        7.3             Effectiveness of Registration Statement.....................      54

        7.4             Shareholder Approval........................................      54

        7.5             Documents...................................................      54

        7.6             No Material Adverse Effect..................................      54

        7.7             HSR Act.....................................................      54

        7.8             Listing.....................................................      54

        7.9             No Restraints...............................................      54

 SECTION 8. TERMINATION.................................................                  55

        8.1             Termination.................................................      55

        8.2             Effect of Termination.......................................      57

        8.3             Expenses; Termination Fees..................................      57

 SECTION 9. MISCELLANEOUS PROVISIONS....................................                  58

        9.1             Amendment...................................................      58

        9.2             Waiver......................................................      58

        9.3             No Survival of Representations and Warranties...............      59

        9.4             Entire Agreement; Counterparts..............................      59

        9.5             Applicable Law; Jurisdiction................................      59

        9.6             Disclosure Schedule.........................................      59

        9.7             Attorneys' Fees.............................................      60

        9.8             Assignability...............................................      60

        9.9             Notices.....................................................      60

        9.10            Cooperation.................................................      61

        9.11            Construction................................................      61
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                                    EXHIBITS

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

Exhibit A                Certain Definitions

Exhibit B                Form of Articles of Incorporation of Surviving Corporation

Exhibit C                Form of Bylaws of Surviving Corporation

Exhibit D                Form of Company Affiliate Agreement

Exhibit E                Form of Parent Affiliate Agreement

Exhibit F                Individuals to Execute Noncompetition Agreements

Exhibit G                Form of Noncompetition Agreement
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                                       v
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                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of October 21, 1999, by and among: WIND RIVER
SYSTEMS, INC., a Delaware corporation ("Parent"); UNIVERSITY ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and INTEGRATED SYSTEMS, INC., a California corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the California General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

    B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For financial reporting purposes, it is intended that the Merger be accounted for as a "pooling of interests."

    C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

    D. In order to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, the Company is entering into a stock option agreement with Parent (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option, exercisable under the circumstances specified therein, to purchase shares of Company Common Stock.

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                                   AGREEMENT

    The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law.

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the third business day after the satisfaction or waiver of the latest to occur of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, (i) an agreement of merger satisfying the applicable requirements of the California General Corporation Law (the "California Agreement of Merger") shall be duly executed by Merger Sub and by the Company as the Surviving Corporation and simultaneously with or as soon as practicable following the Closing delivered to the Secretary of the State of California for filing, along with appropriate certificates of the officers of Merger Sub and the Company ("Officers' Certificates"), and
(ii) a certificate of merger satisfying the applicable requirements of the Delaware General Corporation Law (the "Delaware Certificate of Merger") shall be duly executed by the Company and simultaneously with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the latest of:
(a) the date and time of the filing of the California Agreement of Merger and the Officers' Certificates with the Secretary of State of the State of California, (b) the date and time of the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, or (c) such other date and time as may be specified in the California Agreement of Merger or the Delaware Certificate of Merger with the consent of Parent (the "Effective Time").

    1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time:

        (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

        (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C; and

        (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

    1.5 CONVERSION OF SHARES.

        (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

           (i) any shares of Company Common Stock (together with the associated Rights under the Company Rights Agreement, as defined in Section 2.3(b))
then held by the Company or any wholly owned Subsidiary of the Company shall cease to exist, and no consideration shall be delivered in exchange therefor;

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           (ii) any shares of Company Common Stock (together with the associated
       Rights under the Company Rights Agreement) then held by Parent, Merger
Sub or any other wholly owned Subsidiary of Parent shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(b), 1.5(c), 1.5(d) and 1.8, each share of Company Common
Stock (together with the associated Right under the Company Rights Agreement) then outstanding shall be converted into the right to receive 0.92 of a share of Parent Common Stock; and

           (iv) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

        (b) The fraction of a share of Parent Common Stock specified in
    Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is referred to as the "Exchange Ratio." If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

        (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

        (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq National Market on the date the Merger becomes effective.

    1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS.  At the Effective Time:
(a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in
Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in
Section 1.7.

    1.7 EXCHANGE OF CERTIFICATES.

        (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange
Agent"). Within three days after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common

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Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

        (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates
(i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

        (c) Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Company Stock Certificate to any Person who may be an "affiliate" (as that term is defined in Rule 145 under the Securities Act) of the Company until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 5.11.

        (d) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

        (e) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this
Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

        (f) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom

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such amounts would otherwise have been paid.

        (g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

    1.8 DISSENTING SHARES.

        (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the
Effective Time, are or may become "dissenting shares" within the meaning of
Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Parent Common Stock in accordance with
Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.5(d)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; PROVIDED, HOWEVER, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with
Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.5(d)).

        (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the
Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the California General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

    1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.10 ACCOUNTING CONSEQUENCES. For financial reporting purposes, the Merger is intended to be accounted for as a "pooling of interests."

    1.11 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

    2.1 DUE ORGANIZATION; SUBSIDIARIES; ETC.

        (a) The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company

Disclosure Schedule. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "Acquired Corporations.") None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Entity.

        (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing (in jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing (in jurisdictions that recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Acquired Corporations.

    2.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has delivered or made available to Parent accurate and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

    2.3 CAPITALIZATION, ETC.

        (a) The authorized capital stock of the Company consists of:
    (i) 50,000,000 shares of Company Common Stock, of which 23,831,517 shares have been issued and are outstanding as of the date of this Agreement; and
(ii) 5,000,000 shares of Preferred Stock, of which no shares are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

        (b) As of the date of this Agreement: (i) 500,000 shares of Company Preferred Stock, designated Series A Junior Participating Preferred Stock, are reserved for future issuance upon exercise of the Rights issued pursuant to the Rights Agreement, dated September 30, 1998, by and between the Company and ChaseMellon Shareholder Services, as Rights Agent (the "Company Rights Agreement"); (ii) 2,359,739 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 1998 Equity Incentive Plan; (iii) 2,566,959 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 1988 Stock Option Plan; (iv) 49,903 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Dr. Design 1991 Stock Option Plan;
(v) 225,000 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 1994 Directors Stock Option Plan; and (vi) 840,209 shares of Company Common Stock (the "ESPP Shares") are reserved for future issuance pursuant to the Company's 1999 Employee Stock Purchase Plan (the "ESPP"). (Stock options granted by the Company pursuant to the Company's stock option plans and otherwise are referred to in this Agreement as "Company Options.") Part 2.3(b)(i) of the Company Disclosure Schedule sets forth the following information (which is accurate in all material respects) with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted;
(vi) the applicable vesting schedules, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and
(vii) the date on which such Company Option expires. The Company has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options.

        (c) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, as of the date of this Agreement there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) shareholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

        (d) All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding warrants to purchase Company Common Stock and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

        (e) All of the outstanding shares of capital stock of the corporations identified in Part 2.1(a)(ii) of the Company Disclosure Schedule have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

        (f) The Company has taken all necessary action to terminate the Company's 1990 Employee Stock Purchase Plan (the "1990 ESPP"), and the 1990
ESPP has been terminated and is no longer in effect.

    2.4 SEC FILINGS; FINANCIAL STATEMENTS.

        (a) The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 1999 (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) The consolidated financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by

Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and
(iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby.

    2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between August 31, 1999 and the date hereof:

        (a) there has not been any material adverse change in the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, and no event has occurred or circumstance exists that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

        (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the
Acquired Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

        (c) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

        (d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options and ESPP Shares described in Part 2.3(b)(i) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

        (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the
Company's stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

        (f) there has been no amendment to the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired
Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (g) none of the Acquired Corporations has received any Acquisition Proposal;

        (h) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

        (i) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the
Acquired Corporations between August 31, 1999 and the date of this Agreement, exceeds $350,000 per month;

        (j) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

        (k) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person,
(ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right;

        (l) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness of more than $10,000, and the Acquired Corporations have not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivables or other indebtedness of more than $100,000 in the aggregate;

        (m) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any
Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

        (n) none of the Acquired Corporations has (i) lent money of over $100,000 to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money of over $100,000;

        (o) none of the Acquired Corporations has (i) established or adopted any Plan (as defined in Section 2.17), (ii) caused or permitted any Plan to be amended in any material respect, or (iii) except in the ordinary course of business and consistent with past practices, paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

        (p) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

        (q) none of the Acquired Corporations has made any material Tax election;

        (r) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

        (s) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

        (t) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(s)" above.

    2.6 TITLE TO ASSETS. To the knowledge of the Company, the Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Company Unaudited Interim Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. To the knowledge of the Company, all of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (3) liens described in Part 2.6 of the Company Disclosure Schedule.

    2.7 RECEIVABLES, CUSTOMERS.

        (a) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Company Unaudited
Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since August 31, 1999, and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and, to the best of the Company's knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $1,500,000 in the aggregate).

        (b) Part 2.7(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel advances and other expenses made to employees in the ordinary course of business.

        (c) Part 2.7(c) of the Company Disclosure Schedule accurately identifies, and provides a breakdown that is accurate and complete in all material respects of the revenues received from, (i) the top 20 customers of the Company in terms of gross revenue generated in fiscal year 1998, fiscal year 1999 and the first quarter of fiscal year 2000 for the embedded business,
(ii) the top 20 customers of the Company in terms of gross revenue generated in fiscal year 1998, fiscal year 1999 and the first quarter of fiscal year 2000 for the design automation business of the Company and (iii) the top six customers in terms of gross revenue generated in fiscal year 1998, fiscal year 1999 and the first quarter of fiscal year 2000 for the Dr. Design business. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any of the customers described in the preceding sentence may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

    2.8 REAL PROPERTY; EQUIPMENT; LEASEHOLD. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. Except as set forth in Part 2.8 of the Company Disclosure Schedule, none of the Acquired Corporations own any real property or any interest in real property. Part 2.8 of the Company Disclosure Schedule (a) contains an accurate and complete list of (i) all the Acquired Corporations' real property leases that involve real estate in the United States and (ii) each location outside of the United States where any Acquired Corporation leases any real property, and (b) accurately sets forth in all material respects the aggregate amounts payable by the Acquired Corporations under all leases pursuant to which any Acquired Corporation leases real property outside the United States for each fiscal year beginning with fiscal year 2000 and ending with fiscal year 2004 and the period of fiscal year 2005 and thereafter.

    2.9 PROPRIETARY ASSETS.

        (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies any ongoing royalty or payment obligations with respect to, each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Assets identified in Part 2.9(a)(i) of the Company Disclosure Schedule and otherwise owned by any of the Acquired Corporations, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and
(ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in
Part 2.9(a)(ii) of the Company Disclosure Schedule. Except as set forth in
Part 2.9(a)(iii) of the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, there is no Acquired Corporation Contract (with the exception of end user license or porting agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset.

        (b) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in
Part 2.9(b) of the Company Disclosure Schedule, (i) all current and former employees of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Acquired Corporations an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered or made available by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered or made available to Parent. No current or former employee, officer, director, shareholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

        (c) To the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and since January 1, 1998, none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) that it has committed any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

        (d) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is being conducted. None of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or
(ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

        (e) None of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other
Person, of any Acquired Corporation Source Code, except for such disclosure or delivery which has not materially impaired, and which would not reasonably be expected to materially impair, the business of any of the Acquired Corporations or the value of any of the Acquired Corporations to Parent. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code, except for such disclosure or delivery which has not materially impaired, and which would not reasonably be expected to materially impair, the business of any of the Acquired Corporations or the value of any of the Acquired Corporations to Parent. Part 2.10(a)(ii) of the Company Disclosure Schedule describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code.

        (f) To the knowledge of the Company, except as set forth in
    Part 2.9(f)(i) of the Company Disclosure Schedule, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned or used by any of the Acquired Corporations for their internal business operations is Year 2000 Compliant. To the knowledge of the Company, except as set forth in
Part 2.9(f)(ii) of the Company Disclosure Schedule, each computer program and other item of software that has been designed, developed, sold, licensed or otherwise made available to any Person by any of the Acquired Corporations is Year 2000 Compliant. To the knowledge of the Company, except as set forth in
Part 2.9(f)(iii) of the Company Disclosure Schedule, each of the Acquired Corporations has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to in the preceding two sentences to be able to determine whether such computer, computer program and item of software is Year 2000 Compliant. Each of the Acquired Corporations has obtained warranties or other written assurances to the extent offered or otherwise made available from each of its suppliers of any material Acquired Corporation Proprietary Assets to the effect that the Acquired Corporation Proprietary Assets provided by such suppliers to the Acquired Corporations is Year 2000 Compliant. As used in this Agreement, "Year 2000 Compliant" means, with respect to a computer, computer program or other item of software (i) the functions, calculations, and other computing processes of the computer, program or software (collectively, "Processes") do not perform in an inconsistent or incorrect manner or with interruption as a result of a correct date on which the Processes are actually performed or as a result of a date correctly input to the applicable computer system, whether before, on, or after January 1, 2000;
(ii) the computer, program or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values;
(iii) the computer, program or software accepts and responds to correct year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; (iv) the computer, program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) leap years will be determined by the following standard (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

        (g) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

    2.10 CONTRACTS.

        (a) Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Material Contract." (For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

           (i) any Contract relating to the employment of, or the performance of services by, any employee or consultant, and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any current or former employee or director;

           (ii) any Contract (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any
Contract pursuant to which (1) any Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available to the public, or (2) any Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis); or (B) of the type referred to in Section 2.9(e);

          (iii) any Contract (A) entered into since January 1, 1996
       (1) pursuant to which (x) any of the Acquired Corporations has agreed to provide an unlimited number of production or "run time" licenses for any period of time, and (y) no royalty or similar payments (other than up-front payments) are due during the term of the Contract, and (2) which has not been delivered or made available to Parent or Parent's counsel in the "data room" at the Company's headquarters, except in the case of (1) and (2) above for those Contracts that have up-front payments that would not result in a material reduction in the future revenue of the Acquired Corporations when compared to the revenue that the Acquired Corporations would have recognized had such licenses included a requirement that the Company be paid royalty payments during the term of the Contract at historical royalty rates charged by the Company under similar Contracts that required royalty payments over time, or (B) granting any exclusive rights to any Acquired Corporation Proprietary Asset;

           (iv) any Contract which provides for indemnification of any officer, director, employee or agent;

           (v) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person,
(C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person or class or category of Persons, (E) to perform services for any other Person or class or category of Persons, or (F) to transact business or deal in any other manner with any other Person or class or category of Persons;

           (vi) any Contract (other than Contracts evidencing Company Options)
       (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

          (vii) any Contract relating to any currency hedging;

         (viii) any Contract containing "standstill" or similar provisions entered into by any of the Acquired Corporations since January 1, 1998 in connection with a possible equity investment or Acquisition Transaction;

           (ix) any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or
(B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

           (x) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

           (xi) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate;

          (xii) any Contract (not otherwise identified in clauses "(i)" through "(xii)" of this sentence) that could reasonably be expected to have a material effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of any of the Acquired Corporations or to any of the transactions contemplated by this Agreement; and

         (xiii) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired
Corporations.)

The Company has delivered (or made available in the "data room" at the Company's headquarters) to Parent as requested by Parent an accurate and complete copy of each Material Contract.

        (b) Each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        (c) Except as set forth in Part 2.10(c) of the Company Disclosure
    Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;
(ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or
(F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since January 1, 1998, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    2.11 SALE OF PRODUCTS; PERFORMANCE OF SERVICES.

        (a) Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, to the knowledge of the Company, each product, system, program,
Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person:

           (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and

           (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect the Acquired Corporations in any material respect taken as a whole.

        (b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in compliance in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

        (c) Except as set forth in Part 2.11(c) of the Company Disclosure Schedule and except as will not, and would not reasonably be expected to, have a Material Adverse Effect on the Acquired Corporations, since January 1, 1998, no customer or other Person has asserted in writing or, to the knowledge of the Company, threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations.

    2.12 LIABILITIES. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, that in the aggregate exceed $1,000,000, except for: (a) liabilities identified as such in the Company Unaudited Interim Balance Sheet or the notes thereto;
(b) liabilities that have been incurred by the Acquired Corporations since August 31, 1999 in the ordinary course of business and consistent with past practices; (c) liabilities incurred under this Agreement and the other agreements contemplated hereby; and (d) liabilities described in Part 2.12 of the Company Disclosure Schedule.

    2.13 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements. Without limiting the generality of the foregoing, except as set forth in Part 2.13 of the Company Disclosure Schedule, none of the Acquired Corporation has exported any product, system, program or other Acquired Corporation Proprietary Asset in violation of any Legal Requirement. Since January 1, 1998, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    2.14 CERTAIN BUSINESS PRACTICES. None of the Acquired Corporations nor any director, officer, agent or employee of any of the Acquired Corporations has
(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    2.15 GOVERNMENTAL AUTHORIZATIONS.

        (a) The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is in substantial compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 1998, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

        (b) Part 2.15(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.15(b) of the Company Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify, any grant, incentive or subsidy identified or required to be identified in Part 2.15(b) of the Company Disclosure Schedule.

2.16 TAX MATTERS.

        (a) Each Tax Return required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) has been or will be filed on or before the applicable due date

(including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

        (b) The Company Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through
August 31, 1999 in accordance with generally accepted accounting principles. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from August 31, 1999 through the Closing Date.

        (c) No Acquired Corporation Return has ever been examined or audited by any Governmental Body that has resulted in any additional payment by any
Acquired Corporation in excess of $100,000. No examination or audit by any Governmental Body of any Acquired Corporation Return is currently taking place that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

        (d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Acquired
Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Company Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

    2.17 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

        (a) Part 2.17(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations.

        (b) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and to the knowledge of the Company, none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under ERISA, for the benefit of employees or former employees of any of the Acquired Corporations (a "Pension Plan").

        (c) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under ERISA for the benefit of any current or former employees or directors of any of the Acquired Corporations (a "Welfare Plan"), or (ii) self-funded medical, dental or other similar Plan. None of the Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

        (d) With respect to each Plan, the Company has delivered to Parent as requested by Parent: (i) if such Plan is set forth in writing, an accurate and complete copy of such Plan (including all amendments thereto); (ii) if such Plan is not set forth in writing, an accurate and complete description of such Plan (including all amendments thereto); (iii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years; (iv) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, (v) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;
(vi) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vii) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

        (e) To the knowledge of the Company, none of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or
(o) of the Code. None of the Acquired Corporations has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

        (f) None of the Acquired Corporations has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of any of the Acquired Corporations.

        (g) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Corporations after any termination of service of such employee or director (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code,
(ii) deferred compensation benefits accrued as liabilities on the Company Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees or directors of any of the Acquired Corporations (or their beneficiaries)).

        (h) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

        (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements. Except for restrictions imposed by applicable Legal Requirements, to the knowledge of the Company, there are no restrictions on the rights of the Company or any of the other Acquired Corporations to amend or terminate any Plan without incurring any liability thereunder.

        (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal
Revenue Service, and the Company is not aware of any reason why any such determination letter could be revoked.

        (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 2.17(k) of the Company Disclosure Schedule), the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options.

        (l) Part 2.17(l) of the Company Disclosure Schedule contains a list of all salaried employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their salaries and certain bonus and commission arrangements, and their positions. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Corporations are "at will" employees.

        (m) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

        (n) Each of the Acquired Corporations has good labor relations, and none of the Acquired Corporations has any knowledge of any facts indicating that
(i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed. For purposes of all applicable Legal Requirements, each Acquired Corporation has properly classified each person providing services to such Acquired Corporation as either an employee or an independent contractor.

    2.18 ENVIRONMENTAL MATTERS. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. To the knowledge of the Company, (a) all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list,
(ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial' action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site. (For purposes of this Section 2.18: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

    2.19 INSURANCE. The Company has delivered or made available to Parent a copy, or summaries thereof, of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. Since January 1, 1998, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible
(a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or
(c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

    2.20 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Part 2.20 of the Company Disclosure Schedule identifies each person who is (or who may be deemed to be) an "affiliate" (as that term is defined in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

    2.21 LEGAL PROCEEDINGS; ORDERS.

        (a) There is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal Proceeding:
(i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Without limiting the generality of the foregoing, no Person has made any claim or commenced any Legal Proceedings (and, to the knowledge of the Company, no Person has threatened to make any claim or commence any Legal Proceeding) involving any of the Acquired Corporations that relates directly or indirectly to any malfunction, defect or deficiency in any product, system, program or other item of property in or with which any Acquired Corporation Proprietary Asset is incorporated, used or bundled.

        (b) There is no material order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

    2.22 AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE OF AGREEMENT. Subject to the approval of the Company's shareholders under applicable law, the Company has all requisite right, power and authority to enter into and to perform its obligations under this Agreement. The Company has all requisite right, power and authority to enter into and to perform its obligations under the Stock Option Agreement. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and unanimously approved the Merger, (c) unanimously recommended the approval of this Agreement and the Merger by the holders of Company Common Stock and directed tha t this Agreement and the Merger be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting (as defined in Section 5.2), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement and the Stock Option Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of those certain Voting Agreements of even date herewith between Parent and each of the Persons identified in Part 2.20 of the Company Disclosure Schedule, the Board of Directors of the Company approved said Voting Agreements and the transactions contemplated thereby. To the knowledge of the Company, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

    2.23 NO EXISTING DISCUSSIONS. Since September 1, 1999, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, has been engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

    2.24 ACCOUNTING MATTERS. As of the date hereof, to the knowledge of the Company, neither the Company nor any "affiliate" (as that term is defined in Rule 145 under the Securities Act) of any of the Acquired Corporations has taken or agreed to take, or plans to take, any action that could prevent Parent from accounting for the Merger as a "pooling of interests."

    2.25 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders' Meeting (the "Required Company Shareholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the principal terms of the Merger and the other transactions contemplated by this Agreement.

    2.26 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, nor (2) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or by any other agreement referred to in this Agreement, will directly or indirectly (with or without notice or lapse of time):

        (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

        (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

        (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

        (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation
Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract, (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or
(iv) cancel, terminate or modify any term of such Acquired Corporation Contract;

        (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations
(except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

        (f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of the Acquired Corporation Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the California General Corporation Law, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, or (y) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement.

    2.27 FAIRNESS OPINION. The Company's board of directors has received the written opinion of Hambrecht & Quist LLC, financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the shareholders of the Company in the Merger is fair to the shareholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

    2.28 FINANCIAL ADVISOR. Except for Hambrecht & Quist LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Hambrecht & Quist LLC and its affiliates and all fees, commissions and other amounts that may become payable to Hambrecht & Quist LLC and its affiliates by the Company if the Merger is consummated will not exceed $1,000,000. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to may become payable and all indemnification and other agreements related to the engagement of Hambrecht & Quist LLC.

    2.29 FULL DISCLOSURE.

        (a) This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.6(h) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

        (b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4
Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the shareholders of the Company or the stockholders of Parent or at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

    2.30 COMPANY RIGHTS AGREEMENT. The Company has amended the Company Rights Agreement to provide that neither Parent nor Merger Sub nor any of their respective affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), that neither a Distribution Date nor a Shares Acquisition Date (as each such term is defined in the Company Rights Agreement) shall be deemed to occur, and the Rights will not separate from the Company Common Stock, as a result of the execution, delivery or performance of this Agreement, the Stock Option Agreement or the Voting Agreements or the consummation of the Merger or the other transactions contemplated hereby or thereby, and that none of the Company, Parent, Merger Sub, nor the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Rights as of and following the Effective Time.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:

    3.1 DUE ORGANIZATION; SUBSIDIARIES; ETC.

        (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of
Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (b) Parent and each of Parent's Subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

    3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Parent has delivered or made available to the Company accurate and complete copies of the certificate of incorporation and bylaws of Parent, including all amendments thereto.

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
    3.3 CAPITALIZATION, ETC.

        (a) The authorized capital stock of Parent consists of: (i) 125,000,000 shares of Parent Common Stock; and (ii) 2,000,000 shares of Parent Preferred
Stock. As of October 18, 1999, 41,913,459 (net of 1,276,895 treasury shares) shares of Parent Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Parent Preferred Stock are issued or outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in
Part 3.3(a)(i) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; and (iii) there is no Contract to which Parent is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

        (b) As of the date of this Agreement: (i) 6,438,459 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's Amended and Restated 1987 Equity Incentive Plan; (ii) 320,625 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1995 Non-Employee Directors' Stock Option Plan; (iii) 3,450,000 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1998 Non-Officer Stock Option Plan;
(iv) 1,500,000 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1998 Equity Incentive Plan; (v) 245,586 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the 1994 RouterWare Stock Option Plan; (vi) 401,141 shares of Parent Common Stock are reserved for future issuance pursuant to Parent's Employee Stock Purchase Plan; and (vii) 4,329,897 shares of Parent Common Stock are reserved for future issuance upon conversion of 5% Convertible Subordinated Notes due 2002. (Stock options granted by Parent pursuant to Parent's stock option plans and otherwise are referred to in this Agreement as "Parent Options").

        (c) Except as set forth in Section 3.3(b), as of the date of this Agreement there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent;
(iii) shareholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
(iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

        (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options and all outstanding shares of capital stock of each
Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and
(ii) all requirements set forth in applicable Contracts.

    3.4 SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 1999 (the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of

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
this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) The consolidated financial statements contained in the Parent SEC
    Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

    3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Between July 31, 1999 and the date of this Agreement: (i) there has not been any event that has had a Material Adverse Effect on Parent; and (ii) Parent has not declared, accrued, set aside or paid any dividend.

    3.6 TITLE TO ASSETS. To the knowledge of Parent, Parent owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Parent Unaudited Interim Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of Parent as being owned by Parent. To the knowledge of Parent, all of said assets are owned by Parent free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent, and
(3) liens described in Part 3.6 of the Parent Disclosure Schedule.

    3.7 PROPRIETARY ASSETS.

        (a) Parent has good and valid title to all of the Proprietary Assets owned by Parent that are material to the business of the Parent ("Parent
Proprietary Assets"), free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent.

        (b) Parent has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Parent
Proprietary Assets (except Parent Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 3.7(b) of the Parent Disclosure Schedule, (i) all current and former employees of Parent who are or were involved in, or who have contributed to, the creation or development of any material Parent Proprietary Asset have executed and delivered to Parent an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered or made available by Parent to the Company, and (ii) all current and former consultants and independent contractors to Parent who are or were involved in, or who have contributed to, the creation or development of any material Parent Proprietary Asset have executed and delivered to Parent an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered or made available to the Company. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any material Parent Proprietary Asset.

        (c) To the knowledge of Parent: (i) all patents, trademarks, service marks and copyrights held by Parent are valid, enforceable and subsisting;
(ii) none of the Parent Proprietary Assets and no Proprietary Asset that is currently being developed by Parent (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by Parent is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and, except as set forth in
Part 3.7(c) of the Parent Disclosure Schedule, since January 1, 1998, Parent has not received any notice or other communication (in writing or otherwise) that it has committed any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) except as set forth in Part 3.7(c) of the Parent Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Parent Proprietary Asset.

        (d) The Parent Proprietary Assets, together with any Proprietary Assets currently being licensed to Parent by third parties, constitute all the
Proprietary Assets necessary to enable Parent to conduct its business in the manner in which such business is being conducted.

        (e) To the knowledge of Parent, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned or used by Parent for its internal business operations is Year 2000 Compliant. To the knowledge of Parent, except as set forth in Part 3.7(e) of the Parent Disclosure Schedule, each computer program and other item of software that has been designed, developed, sold, licensed or otherwise made available to any Person by Parent is Year 2000 Compliant. To the knowledge of Parent, except as set forth in Part 3.7(e) of the Parent Disclosure Schedule, Parent has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to in the preceding two sentences to be able to determine whether such computer, computer program and item of software is Year 2000 Compliant. Parent has obtained warranties or other written assurances to the extent offered or otherwise reasonably made available from each of its suppliers of material Proprietary Assets to the effect that the Proprietary Assets provided by such suppliers to Parent is Year 2000 Compliant.

        (f) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by Parent to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

    3.8 CONTRACTS.

        (a) Parent (i) has not violated or breached, or committed any default under, any material Contract to which Parent is a party, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; and, to the knowledge of Parent, no other Person has violated or breached, or committed any default under, any material Contract to which Parent is a party, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; (ii) to the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to,
(A) result in a violation or breach of any of the provisions of any material Contract to which Parent is a party, (B) give any Person the right to declare a default or exercise any remedy under any material Contract to which Parent is a party, (C) give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any material Contract to which Parent is a party, (D) give any Person the right to accelerate the maturity or performance of any material Contract to which Parent is a party, or give any Person the right to cancel, terminate or modify any material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; and (iii) since January 1, 1998, Parent has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

        (b) Each material Contract to which Parent is a party is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.9 LIABILITIES.

    As of the date of this Agreement, Parent has no accrued, contingent or other liabilities of any nature, either matured or unmatured, that in the aggregate exceed $1,000,000, except for: (a) liabilities identified as such in the Parent Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by Parent since July 31, 1999 in the ordinary course of business and consistent with past practices; and (c) liabilities incurred under this Agreement and the other agreements contemplated hereby.

    3.10 COMPLIANCE WITH LEGAL REQUIREMENTS.

    Parent is in compliance in all material respects with all applicable Legal Requirements. Without limiting the generality of the foregoing, except as set forth in Part 3.10 of the Parent Disclosure Schedule, Parent has not exported any product, system, program or other Parent Proprietary Asset in violation of any Legal Requirement. Since January 1, 1998, Parent has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    3.11 CERTAIN BUSINESS PRACTICES.

    Neither Parent nor any director, officer, agent or employee of Parent has
(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    3.12 GOVERNMENTAL AUTHORIZATIONS.

    Parent holds all Governmental Authorizations necessary to enable Parent to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Parent is in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 1998, Parent has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

    3.13 TAX MATTERS.

        (a) Each Tax Return required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Parent Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and
(ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

        (b) The Parent Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through
July 31, 1999 in accordance with generally accepted accounting principles. Parent will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from July 31, 1999 through the Closing Date.

        (c) No claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened against or with respect to Parent in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent and with respect to which adequate reserves for payment have been established on the Parent Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of Parent except liens for current Taxes not yet due and payable. Parent has not entered into or become bound by any agreement or consent pursuant to
Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). Parent has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

    3.14 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

        (a) To Parent's knowledge, Parent is not and has never been required to be treated as a single employer with any other Person under
Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Parent has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. Parent has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

        (b) Each employee benefit plan of Parent has been operated and administered in all material respects in accordance with applicable Legal
Requirements, including ERISA, the Code and applicable foreign Legal Requirements. Except for restrictions imposed by applicable Legal Requirements, to the knowledge of Parent, there are no restrictions on the rights of Parent to amend or terminate any employee benefit plan of Parent without incurring any liability thereunder.

        (c) Each employee benefit plan of Parent intended to be qualified under
    Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and Parent is not aware of any reason why any such determination letter could be revoked.

        (d) Parent is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters. For purposes of all applicable Legal Requirements, Parent has properly classified each person providing services to Parent as either an employee or an independent contractor.

    3.15 ENVIRONMENTAL MATTERS.

    Parent is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Parent has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law, and, to the knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by Parent with any Environmental Law in the future. To the knowledge of Parent, (a) all property that is leased to, controlled by or used by Parent, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by Parent contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells, and (c) none of the property leased to, controlled by or used by Parent contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. Parent has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial' action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site.

    3.16 INSURANCE.

    Each material insurance policy of Parent is in full force and effect. Since January 1, 1998, Parent has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

    3.17 TRANSACTIONS WITH AFFILIATES.

    Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, between the date of Parent's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.17 of the Parent Disclosure Schedule identifies each person who is (or who may be deemed to be) an "affiliate" (as that term is defined in Rule 145 under the Securities Act) of Parent as of the date of this Agreement.

    3.18 LEGAL PROCEEDINGS; ORDERS.

        (a) As of the date of this Agreement, there is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves Parent or any of the assets owned or used by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of Parent, as of the date of this Agreement, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

        (b) There is no material order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject. To the knowledge of Parent, no officer or key employee of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent.

    3.19 AUTHORITY; BINDING NATURE OF AGREEMENT.

    Subject to the approval of Parent's stockholders, Parent and Merger Sub have all requisite right, power and authority to perform their obligations under this Agreement. Parent has all requisite right, power and authority to perform its obligations under the Stock Option Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement and by Parent of the Stock Option Agreement have been duly authorized by all necessary action on the part of the respective boards of directors of Parent and Merger Sub. The board of directors of Parent (at a meeting duly called and held) has (a) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger, and
(b) unanimously recommended the approval of the issuance of Parent Common Stock in the Merger by the holders of Parent Common Stock and directed that such proposal be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting (as defined in Section 5.3). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and the Stock Option Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against them in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.20 ACCOUNTING MATTERS.

    As of the date hereof, to the knowledge of Parent, neither Parent nor any "affiliate" (as that term is defined in Rule 145 under the Securities Act) of Parent has taken or agreed to take, or plans to take, any action that could prevent Parent from accounting for the Merger as a "pooling of interests."

    3.21 VOTE REQUIRED.

    The only vote of Parent's stockholders required to approve the issuance of Parent Common Stock in the Merger is the vote prescribed by Marketplace
Rule 4310 of the National Association of Securities Dealers (the "Required Parent Stockholder Vote").

    3.22 NON-CONTRAVENTION; CONSENTS.

    Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Merger Sub of the Merger will (a) contravene, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub or of any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent; (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject;
(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent is a party, or give any Person the right to declare a default or exercise any remedy under any such Contract to which Parent is a party; or (d) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the Delaware General Corporation Law, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Joint Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Merger Sub of the Merger.

    3.23 FINANCIAL ADVISOR.

    Except for Credit Suisse First Boston Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

    3.24 FULL DISCLOSURE.

        (a) This Agreement (including the Parent Disclosure Schedule) does not, and the certificate referred to in Section 7.5(b) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein

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
(in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

        (b) None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the
Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the shareholders of the Company or the stockholders of Parent or at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement.

    3.25 FAIRNESS OPINION.

    Parent's board of directors has received the written opinion of Credit Suisse First Boston Corporation, financial advisor to Parent, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Parent from a financial point of view.

    3.26 VALID ISSUANCE.

    The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY AND PARENT

    4.1 ACCESS AND INVESTIGATION.

        (a) During regular business hours in the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), subject to applicable antitrust laws and regulations relating to the exchange of information, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and
(ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall as promptly as practicable after any of the following reports, materials, communications, notices or documents are prepared, sent, filed or received, as the case may be, provide Parent with copies of: (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company's senior management, including (1) copies of the unaudited monthly consolidated income statements of the Company and its consolidated Subsidiaries and the related unaudited quarterly consolidated balance sheets, statements of shareholders' equity and statements of cash flows and (2) copies of any sales forecasts, marketing plans, development plans and hiring reports prepared for the Company's senior management; (B) any written materials or communications sent by or on behalf of the Company to its shareholders; (C) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party with respect to any Acquired Corporation Contract or sent to any of the Acquired Corporations by any party with respect to any Acquired

Corporation Contract (other than any communication that relates solely to commercial transactions between the Company and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices); (D) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and
(E) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

        (b) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), subject to applicable antitrust laws and regulations relating to the exchange of information, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and
(ii) provide the Company and the Company's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, Parent shall as promptly as practicable after any of the following reports, materials, communications, notices or documents are prepared, sent, filed or received, as the case may be, provide the Company with copies of:
(A) any written materials or communications sent by or on behalf of Parent to its stockholders; and (B) any notice, report or other document filed by Parent with or sent by Parent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement.

    4.2 OPERATION OF THE COMPANY'S BUSINESS.

        (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations
(A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts that constitute Material Contracts; (ii) the Company shall use all commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.19; (iv) the Company shall provide all notices, assurances and support required by any Acquired Corporation Contract relating to any Proprietary Asset in order to ensure that no condition under such Acquired Corporation Contract occurs which could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Acquired Corporation Source Code that is outside the Company's ordinary course of business or inconsistent with past practices, or
(B) a release from any escrow of any Acquired Corporation Source Code which has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; (v) the Company shall promptly notify Parent of
(A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations which relate to the consummation of the transactions contemplated by this Agreement; and (vi) the Company shall (to the extent requested by Parent) cause its officers to report regularly to Parent concerning the status of the Company's business.

        (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other
Acquired Corporations to:

          (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue Company Common Stock (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement and
(y) pursuant to the ESPP, and (2) the Company may, in the ordinary course of business and consistent with past practices (x) grant options under its stock option plans to employees hired by the Company after the date of this Agreement, and (y) in addition to options granted to employees hired by the Company after the date of this Agreement, grant options under its stock option plans to purchase no more than a total of 250,000 shares of Company Common Stock to employees of the Company);

          (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

          (iv) amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

          (vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $500,000 in the aggregate in any fiscal quarter);

          (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

          (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

          (ix) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with past practices under its line of credit with Bank One);

          (x) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company may make (i) routine, reasonable salary increases in connection with the Company's customary employee review process and may pay customary bonuses, (ii) compensation and severance payments pursuant to contractual obligations that exist as of the date of this Agreement and are disclosed in the Company Disclosure Schedule, and (iii) customary profit-sharing and similar payments consistent with past practices payable in accordance with existing bonus and profit-sharing plans referred to in Part 2.17(a) of the Company Disclosure Schedule);

          (xi) hire any new employee at the level of vice president or above or with an annual base salary in excess of $120,000, or promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any consultant or independent contractor other than pursuant to a Contract that can be terminated (without penalty) on notice of 90 days or less;

          (xii) materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

          (xiii) take or permit to be taken any action that could preclude Parent from accounting for the merger as a "pooling of interests" for accounting purposes;

          (xiv) make any material Tax election;

          (xv) commence any Legal Proceeding or settle any Legal Proceeding except for Legal Proceedings involving only the receipt of money by the
Acquired Corporations or the payment by the Acquired Corporations of no more than $250,000 in the aggregate;

          (xvi) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

          (xvii) agree or commit to take any of the actions described in clauses "(i)" through "(xvi)" of this Section 4.2(b).

        (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if
(A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this
Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

        (d) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or
(B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to Parent. No notification given to the Company pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

    4.3 NO SOLICITATION.

        (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any
Representative of any of the Acquired Corporations directly or indirectly to,
(i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal (including by amending, or granting any waiver under, the Company Rights Agreement) or take any action that could reasonably be expected to lead to an Acquisition Proposal,
(ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that prior to the approval of the principal terms of the Merger by the Required Company Shareholder Vote, this
Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions or negotiations with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3, (2) the board of directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person or any of such Person's Representatives by or on behalf of the Company and containing "standstill" provisions no less favorable to the Company than the "standstill" provisions contained in paragraph 3.B. of that certain letter agreement dated October 2, 1999 between the Company and Parent (the "Letter Agreement"), and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

        (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

        (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition
Proposal.

        (d) The Company agrees not to release any Person from or waive any provision of any confidentiality, "standstill" or similar agreement to which the Company is a party and will use its commercially reasonable efforts to enforce each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

    5.1 REGISTRATION STATEMENT; JOINT PROXY STATEMENT.

        (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint
Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement will be included as a prospectus; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Section 5.1(a), if (and to the extent) Parent so elects: (i) the Joint Proxy Statement shall initially be filed with the SEC on a confidential basis as a proxy statement of Parent and the Company under
Section 14 of the Exchange Act; (ii) until such time as Parent has determined that it is reasonably likely that the SEC will promptly declare the Form S-4 Registration Statement effective under the Securities Act, all amendments to the Joint Proxy Statement shall be filed with the SEC on a confidential basis as amendments to the proxy statement of Parent and the Company under Section 14 of the Exchange Act; and (iii) Parent shall not be obligated to file the Form S-4 Registration Statement with the SEC until such time as Parent has determined that it is reasonably likely that the SEC will promptly declare the Form S-4 Registration Statement effective under the Securities Act. Each of Parent and the Company shall use all commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent's stockholders, and the Company will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's shareholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this
Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

        (b) Prior to the Effective Time, Parent shall use all commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders' Meeting; PROVIDED, HOWEVER, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

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
    5.2 COMPANY SHAREHOLDERS' MEETING.

        (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to approve the principal terms of the Merger (the "Company Shareholders' Meeting"). The Company Shareholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Shareholders' Meeting are solicited in compliance with all applicable Legal Requirements.

        (b) Subject to Section 5.2(c): (i) the Joint Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company's shareholders vote to approve the principal terms of the Merger at the Company Shareholders' Meeting (the recommendation of the Company's board of directors that the Company's shareholders vote to approve the principal terms of the Merger being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

        (c) Notwithstanding anything to the contrary contained in
    Section 5.2(b), at any time prior to the approval of the principal terms of the Merger by the Required Company Shareholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if:
(i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn;
(ii) the Company provides Parent with at least two business days prior notice of any meeting of the Company's board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iii) the Company's board of directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (iv) the Company's board of directors determines in good faith, based upon the written advice of the Company's outside counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's shareholders under applicable law; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within five business days after Parent receives written notice from the Company confirming that the Company's board of directors has determined that such offer is a Superior Offer; and (vi) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in
Section 4.3.

        (d) The Company's obligation to call, give notice of and hold the Company Shareholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

    5.3 PARENT STOCKHOLDERS' MEETING.

        (a) Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger (the "Parent Stockholders' Meeting"). The Parent Stockholders' Meeting will be held as promptly as practicable after the Company Shareholders' Meeting is held and the Company's shareholders shall have taken a final vote on a proposal to approve, and shall have approved, the principal terms of the Merger. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

        (b) The Joint Proxy Statement shall include a statement to the effect that the board of directors of Parent recommends that Parent's stockholders vote to approve the issuance of Parent Common Stock in

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
the Merger (the recommendation of Parent's board of directors that Parent's stockholders vote to approve the issuance of Parent Common Stock in the Merger being referred to as the "Parent Board Recommendation"). The Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

    5.4 REGULATORY APPROVALS.

    The Company and Parent shall use all commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from (as well as the content of such communication except as may be prohibited by any Governmental Body or by any Legal Requirement) the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

    5.5 STOCK OPTIONS.

    (a) Subject to Section 5.5(b), at the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that (A) in accordance with the terms of those certain agreements between the Company and each of the individuals identified on Part 2.17(k) of the Company Disclosure Schedule, certain unvested Company Options referred to therein shall become immediately exercisable as of the Effective Time, and (B) each Company Option assumed by Parent in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, no later than 10 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 5.5(a).

    (b) Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) or may be requested by Parent to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

    (c) As of the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 5.4(d).

    5.6 EMPLOYEE BENEFITS.

    Parent agrees that all employees of the Company who continue employment with Parent or the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health, vacation and other non-equity based employee benefit plans; PROVIDED, HOWEVER, that (a) nothing in this Section 5.6 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health, vacation or other employee benefit plan at any time, and (b) if Parent or the Surviving Corporation terminates any such health, vacation or other employee benefit plan, then, (i) subject to any necessary transition period, the Continuing Employees shall be eligible to participate in Parent's health, vacation and other non-equity based employee benefit plans, to substantially the same extent as employees of Parent in similar positions and at similar grade levels, and (ii) if a Continuing Employee becomes eligible to participate (and participates) in Parent's health, vacation and other non-equity based employee benefit plans pursuant to clause "(b)(i)" of this sentence, then, to the extent permitted by such health, vacation or other non-equity based employee benefit plan, Parent shall credit such Continuing Employee's service with the Company to the same extent as such service was credited under the similar employee benefit plans of the Company immediately prior to the Effective Time, for purposes of determining eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan of Parent (it being understood, however, that such crediting of service shall not result in the receipt by any Continuing Employee of duplicate benefits for the same period of service). Nothing in this
Section 5.6 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any other binding agreement between an employee and Parent, the Surviving Corporation or any other Subsidiary of Parent, the employment of each Continuing Employee shall be "at will" employment.

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
    5.7 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's Articles of Incorporation, Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger, and Parent shall guarantee that all such rights are observed by the Surviving Corporation to the fullest extent permitted by California law for a period of seven years from the Effective Time.

    (b) From the Effective Time until the seventh anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the "Existing Policy"); PROVIDED, HOWEVER, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of $235,638 in the aggregate. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceed $235,638 in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to $235,638.

    5.8 POOLING OF INTERESTS.

    Each of the Company and Parent agrees, and the Company agrees to cause the Acquired Corporations, (a) not to take any action during the Pre-Closing Period that would adversely affect the ability of Parent to account for the Merger as a "pooling of interests," and (b) to use all commercially reasonable efforts to attempt to ensure that none of its "affiliates" (as that term is defined in Rule 145 under the Securities Act) takes any action that could adversely affect the ability of Parent to account for the Merger as a "pooling of interests." Each party agrees to provide to PricewaterhouseCoopers LLP such letters as shall be reasonably requested by PricewaterhouseCoopers LLP in connection with the letters referred to in Section 6.6.

    5.9 ADDITIONAL AGREEMENTS.

    (a) Subject to Section 5.9(b), Parent and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.9(b), each party to this Agreement
(i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Parent shall promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Parent during the Pre-Closing Period. Nothing contained in this Section 5.9(a) or elsewhere in this Agreement shall limit the obligation of the Company to obtain Parent's consent to the taking of any action that would otherwise give rise to a violation of Section 4.2.

    (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing
Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or
(vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

    5.10 DISCLOSURE.

    (a) The Company shall not, and shall not permit any of its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless (i) Parent shall have approved such press release or written material (it being understood that Parent shall not unreasonably withhold its approval of any such press release or written material), or (ii) the Company shall have been advised by its outside legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable law or regulation, and the Company shall have consulted with Parent prior to issuing such press release or disseminating such written material. The Company shall use all commercially reasonable efforts to ensure that none of its Representatives makes any public statement that is materially inconsistent with any press release issued or any written material publicly disseminated by the Company with respect to the Merger or with respect to any of the other transactions contemplated by this Agreement.

    (b) Parent shall not, and shall not permit any of its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless (i) the Company shall have approved such press release or written material (it being understood that the Company shall not unreasonably withhold its approval of any such press release or written material), or (ii) Parent shall have been advised by its outside legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable law or regulation, and Parent shall have consulted with the Company prior to issuing such press release or disseminating such written material. Parent shall use all commercially reasonable efforts to ensure that none of its Representatives makes any public statement that is materially inconsistent with any press release issued or any written material publicly disseminated by Parent with respect to the Merger or with respect to any of the other transactions contemplated by this Agreement.

    5.11 AFFILIATE AGREEMENTS.

    (a) The Company shall use all commercially reasonable efforts to cause each Person identified in Part 2.20 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is defined in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Joint Proxy Statement to the Company's shareholders, an Affiliate Agreement in the form of Exhibit D. Neither Parent nor the Company shall register, or allow its transfer agent to register, on its books any transfer of any shares of Parent Common Stock or Company Common Stock of any "affiliate" of the Company who has not provided a signed Affiliate Agreement in accordance with this Section 5.11.

    (b) Parent shall use all commercially reasonable efforts to cause each Person identified in Part 3.17 of the Parent Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is defined in Rule 145 under the Securities Act) of Parent to execute and deliver to the Company, prior to the date of the mailing of the Joint Proxy Statement to Parent's stockholders, an Affiliate Agreement in the form of Exhibit E.

    5.12 TAX MATTERS.

    At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Fenwick & West LLP tax representation letters in customary form. Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Fenwick & West LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all commercially reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.12, each of Parent and the Company shall use its commercially reasonable efforts to cause Cooley Godward LLP and Fenwick & West LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.12.

    5.13 LETTER OF THE COMPANY'S ACCOUNTANTS.

    The Company shall use all commercially reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

    5.14 RESIGNATION OF OFFICERS AND DIRECTORS.

    The Company shall use all commercially reasonable efforts to obtain and deliver to Parent prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.

    5.15 LISTING.

    Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    5.16 BOARD OF DIRECTORS.

    Prior to the Effective Time, Parent shall use all commercially reasonable efforts to cause the board of directors of Parent to consist, as of the Effective Time, of seven directors, (a) five of whom shall be Persons designated by Parent, and (b) two of whom shall be Persons designated by the Company who were directors of the Company prior to the Effective Time. If any such Persons are not able to serve as directors of Parent as of the Effective Time, the party on whose board such Person presently sits shall select a replacement. Prior to the Effective Time, Parent's board of directors shall use all commercially reasonable efforts to attempt to cause Jerry L. Fiddler to serve as Chairman of the Board of Parent as of the Effective Time, Thomas St. Dennis to serve as Chief Executive Officer and a director of Parent as of the Effective Time, and Narendra Gupta to serve as Vice Chairman and a director of Parent as of the Effective Time.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    6.1 ACCURACY OF REPRESENTATIONS.

    The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; PROVIDED, HOWEVER that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

    6.2 PERFORMANCE OF COVENANTS.

    Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    6.3 EFFECTIVENESS OF REGISTRATION STATEMENT.

    The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

    6.4 SHAREHOLDER APPROVAL.

    The principal terms of the Merger shall have been duly approved by the Required Company Shareholder Vote, and the issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

    6.5 CONSENTS.

    All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 6.5 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

    6.6 AGREEMENTS AND DOCUMENTS.

    Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

    (a) Affiliate Agreements in the form of Exhibit D, executed by each Person who could reasonably be deemed to be an "affiliate" (as that term is defined in Rule 145 under the Securities Act) of the Company;

    (b) Noncompetition Agreements in the form of Exhibit G, executed by the individuals identified on Exhibit F;

    (c) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.13;

    (d) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date (which may contain customary qualifications and assumptions), to the effect that PricewaterhouseCoopers LLP concurs with the Company management's conclusion that no condition exists related to the Company which would preclude Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

    (e) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date (which may contain customary qualifications and assumptions), and addressed to Parent, reasonably satisfactory in form and substance to Parent, to the effect that PricewaterhouseCoopers LLP concurs with Parent management's conclusion that Parent may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

    (f) a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.12, and (ii) if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Fenwick & West LLP renders such opinion to Parent);

    (g) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4 (as it relates to the Required Company Shareholder Vote), 6.5, 6.6(a), 6.7, 6.8, 6.11, 6.12, and 6.13 have been duly satisfied; and

    (h) the written resignations of all officers and directors of each of the Acquired Corporations, effective as of the Effective Time.

    6.7 EMPLOYEES.

    Not more than one of the seven executive officers identified on
Schedule 6.7 shall have ceased to be employed by the Company (other than by reason of death or permanent disability) or shall have expressed an intention to terminate his or her employment with the Company or to decline to accept employment with Parent.

    6.8 NO MATERIAL ADVERSE EFFECT.

    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Corporations, and no event shall have occurred or circumstance shall exist that, alone or in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    6.9 HSR ACT.

    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Merger for a period of time; any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

    6.10 LISTING.

    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    6.11 NO RESTRAINTS.

    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    6.12 NO GOVERNMENTAL LITIGATION.

    There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement;
(b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that would reasonably be expected to be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation;
(d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (e) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

    6.13 NO OTHER LITIGATION.

    There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that would have a Material Adverse Effect on the Acquired Corporations or on Parent (it being understood that a pending Legal Proceeding against the Acquired Corporations that resulted directly from the public announcement or pendency of the Merger shall be disregarded for purposes of determining whether this condition is satisfied).

    6.14 STOCK OPTIONS.

    Parent shall have received assurances reasonably satisfactory to Parent that there will be no Company Options outstanding to purchase capital stock of the Surviving Corporation after the Effective Time.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

    The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

    7.1 ACCURACY OF REPRESENTATIONS.

    The representations and warranties of Parent contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected have, a Material Adverse Effect on Parent; PROVIDED, HOWEVER, that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

    7.2 PERFORMANCE OF COVENANTS.

    All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    7.3 EFFECTIVENESS OF REGISTRATION STATEMENT.

    The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

    7.4 SHAREHOLDER APPROVAL.

    The principal terms of the Merger shall have been duly approved by the Required Company Shareholder Vote, and the issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

    7.5 DOCUMENTS.

    The Company shall have received the following documents:

    (a) a legal opinion of Fenwick & West LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Fenwick & West LLP may rely upon the tax representation letters referred to in Section 5.12, and (ii) if Fenwick & West LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward LLP renders such opinion to the Company); and

    (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2, 7.4 (as it relates to the Required Parent Stockholder Vote) and 7.6 have been duly satisfied.

    7.6 NO MATERIAL ADVERSE EFFECT.

    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent, and no event shall have occurred or circumstance shall exist that, alone or in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Parent.

    7.7 HSR ACT.

    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Merger for a period of time.

    7.8 LISTING.

    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    7.9 NO RESTRAINTS.

    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

SECTION 8. TERMINATION

    8.1 TERMINATION.

    This Agreement may be terminated prior to the Effective Time (whether before or after approval of the principal terms of the Merger by the Company's shareholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders):

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company if the Merger shall not have been consummated by the End Date (as defined below in this Section 8.1) (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

    (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

    (d) by either Parent or the Company if (i) the Company Shareholders' Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Company's shareholders shall have taken a final vote on a proposal to approve the principal terms of the Merger, and (ii) the principal terms of the Merger shall not have been approved at such meeting by the Required Company Shareholder Vote (and shall not have been approved at any adjournment or postponement thereof); PROVIDED, HOWEVER, that (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain such shareholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time, and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made the payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(b);

    (e) by either Parent or the Company if (i) the Parent Stockholders' Meeting (including any adjournments or postponements thereof) shall have been held and completed and Parent's stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger, and (ii) the issuance of Parent Common Stock in the Merger shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; PROVIDED, HOWEVER, that (A) a party shall not be permitted to terminate this Agreement pursuant to this
Section 8.1(e) if the failure to obtain such stockholder vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time, and (B) Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) unless Parent shall have made the payment required to be made to the Company pursuant to Section 8.3(a);

    (f) by Parent (at any time prior to the approval of the principal terms of the Merger by the Required Company Shareholder Vote) if a Company Triggering Event shall have occurred;

    (g) by the Company (at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

    (h) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in
Section 6.2 would not be satisfied; PROVIDED, HOWEVER, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach;

    (i) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; PROVIDED, HOWEVER, that if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach;

    (j) by Parent if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Acquired Corporations, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; or

    (k) by the Company if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on Parent, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Parent.

    For purposes of Section 8.1(b), the term "End Date" shall mean May 31, 2000; PROVIDED, HOWEVER, that if on May 31, 2000 (i) (A) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated or there shall be in effect a voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not to consummate the Merger for a period of time or a temporary restraining order issued upon the motion of the Federal Trade Commission or the Department of Justice is in effect precluding the consummation of the Merger, (B) any similar waiting period under any applicable foreign antitrust law or regulation shall not have expired or been terminated, or
(C) any Consent required under any applicable foreign antitrust law or regulation shall not have been obtained, and (ii) all other conditions contained in Sections 6 and 7 that are not related to any of the matters referred to in clause "(A)," "(B)" or "(C)" of this sentence shall have been satisfied or waived, then the End Date shall be July 31, 2000.

    8.2 EFFECT OF TERMINATION.

    In the event of the termination of this Agreement as provided in
Section 8.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 8.2, Section 8.3 and Section 9 (and those certain letter agreements dated September 7, 1999 and referred to in Section 9.4) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

    8.3 EXPENSES; TERMINATION FEES.

    (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that: (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement and any amendments or supplements thereto and (B) the filing of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation;
(ii) if this Agreement is terminated by Parent or the Company pursuant to
Section 8.1(d), then, at the time specified in the next sentence, the Company shall make a nonrefundable cash payment to Parent (in addition to any other amount that may be payable pursuant to Section 8.3(b) or otherwise) in an amount equal to the aggregate amount of all fees and expenses (including all reasonable attorneys' fees, accountants' fees, financial advisory fees and filing fees up to a maximum of $2,000,000) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and the Stock Option Agreement and otherwise in connection with the Merger; and
(iii) if this Agreement is terminated by Parent or the Company pursuant to
Section 8.1(e), then, at the time specified in the last sentence of this
Section 8.3(a), Parent shall make a nonrefundable cash payment to the Company in an amount equal to the aggregate amount of all fees and expenses (including all reasonable attorneys' fees, accountants fees, financial advisory fees and filing fees up to a maximum of $2,000,000) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Agreement and the Stock Option Agreement and otherwise in connection with the Merger. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d), the nonrefundable payment referred to in clause "(ii)" of the proviso to the first sentence of this Section 8.3(a) shall be made by the Company prior to such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d), the nonrefundable payment referred to in clause "(ii)" of the proviso to the first sentence of this Section 8.3(a) shall be made by the Company within two business days after such termination. In the case of termination of this Agreement by Parent pursuant to Section 8.1(e), the nonrefundable payment referred to in clause "(iii)" of the proviso to the first sentence of this Section 8.3(a) shall be made by Parent prior to such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(e), the nonrefundable payment referred to in clause "(iii)" of the proviso to the first sentence of this
Section 8.3(a) shall be paid by Parent within two business days after such termination.

    (b) If (i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and (B) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, or (ii) this Agreement is terminated by Parent pursuant to
Section 8.1(f), then, in either such case, the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to any payment required to be made pursuant to Section 8.3(a)), a nonrefundable fee in the amount of $16,000,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company prior to such termination, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d) or
Section 8.1(f), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

    (c) If this Agreement is terminated by the Company pursuant to
Section 8.1(g), then Parent shall pay to the Company, in cash within two business days after such termination, a nonrefundable fee in the amount of $16,000,000.

SECTION 9. MISCELLANEOUS PROVISIONS

    9.1 AMENDMENT.

    This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after approval of the principal terms of the Merger by the shareholders of the Company and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders); PROVIDED, HOWEVER, that (i) after any such approval of the principal terms of the Merger by the Company's shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders, and (ii) after any such approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders, no amendment shall be made which by law or NASD regulation requires further approval of Parent's stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.2 WAIVER.

    (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

    9.4 ENTIRE AGREEMENT; COUNTERPARTS.

    This Agreement and the Stock Option Agreement constitute the entire agreement and supersede the Letter Agreement and all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; PROVIDED, HOWEVER, that those certain letter agreements dated September 7, 1999 between the Company and Parent (relating to the protection of confidential information) shall not be superceded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

    9.5 APPLICABLE LAW; JURISDICTION.

    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

    9.6 DISCLOSURE SCHEDULE.

    The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 and all other applicable representations or warranties to which the relevancy of such disclosure is readily apparent. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section in
Section 3 and all other applicable representations or warranties to which the relevancy of such disclosure is readily apparent.

    9.7 ATTORNEYS' FEES.

    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    9.8 ASSIGNABILITY.

    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights hereunder without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    9.9 NOTICES.

    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        IF TO PARENT OR MERGER SUB:

           Richard W. Kraber
           Wind River Systems, Inc.
           500 Wind River Way
           Alameda, CA 94501
           Facsimile No. (510) 749-2880

           WITH A COPY TO:

           Alan C. Mendelson, Esq.
           Richard E. Climan, Esq.
           Keith A. Flaum, Esq.
           Cooley Godward LLP
           Five Palo Alto Square
           3000 El Camino Real
           Palo Alto, CA 94306-2155
           Facsimile No. (650) 857-0663

        IF TO THE COMPANY:

           Charles M. Boesenberg
           Integrated Systems, Inc.
           201 Moffett Park Drive
           Sunnyvale, CA 94089
           Facsimile No. (650) 857-0663

           WITH A COPY TO:

           Fred M. Greguras, Esq.
           William Schreiber, Esq.
           Fenwick & West LLP
           Two Palo Alto Square
           3000 El Camino Real
           Palo Alto, CA 94306
           Facsimile No. (650) 494-1417

    9.10 COOPERATION.

    The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

    9.11 CONSTRUCTION.

    (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

    (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                                       WIND RIVER SYSTEMS, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       UNIVERSITY ACQUISITION CORP.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       INTEGRATED SYSTEMS, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                   EXHIBIT A
                              CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

    ACQUIRED CORPORATION PROPRIETARY ASSET. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

    ACQUIRED CORPORATION SOURCE CODE. "Acquired Corporation Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

    ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

    ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

        (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

        (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

        (c) any liquidation or dissolution of any of the Acquired Corporations.

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

    COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, no par value, of the Company.

    COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

    COMPANY PREFERRED STOCK. "Company Preferred Stock" shall mean the Preferred Stock, no par value, of the Company.

    COMPANY TRIGGERING EVENT. A "Company Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company's shareholders vote to approve the principal terms of the Merger, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation, or shall have taken any other action which is reasonably determined by Parent to suggest that the board of directors of the Company might not support the Merger or might not believe that the Merger is in the best interests of the Company's shareholders; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company's shareholders; (iii) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company's shareholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) the Company shall have failed to hold the Company Shareholders' Meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (viii) an Acquisition Proposal is publicly announced, and the Company
(A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal; or
(ix) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in
Section 4.3.

    COMPANY UNAUDITED INTERIM BALANCE SHEET. "Company Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of August 31, 1999 included in the Company SEC Documents.

    CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    FORM S-4 REGISTRATION STATEMENT. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common

Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

    GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    JOINT PROXY STATEMENT. "Joint Proxy Statement" shall mean the joint proxy statement/prospectus to be sent to the Company's shareholders in connection with the Company Shareholders' Meeting and to Parent's stockholders in connection with the Parent Stockholders' Meeting.

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

    MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; PROVIDED, HOWEVER, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect on the Acquired Corporations: (A) a material decline in revenues or net income recorded by the Acquired Corporations after the date of the Agreement, or a material loss of customers or employees by the Acquired Corporations after the date of the Agreement, or any other change in the business of the Acquired Corporations after the date of the Agreement, to the extent that such decline, loss or change resulted directly from the public announcement or pendency of the Merger, and (B) a change in the Company's stock price. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would have a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect on Parent: (A) a material decline in revenues or net income recorded by Parent after the date of the Agreement, or a material loss of customers or employees by Parent after the date of the Agreement, or any other change in the business of Parent after the date of the Agreement, to the extent that such decline, loss or change resulted directly from the public announcement or pendency of the Merger, and (B) a change in Parent's stock price.

    PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $.001 par value per share, of Parent.

    PARENT PREFERRED STOCK. "Parent Preferred Stock" shall mean the Preferred Stock, $0.001 par value, of Parent.

    PARENT TRIGGERING EVENT. A "Parent Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Parent shall have failed to recommend that Parent's stockholders vote to approve the issuance of Parent Common Stock in the Merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the Parent Board Recommendation; or
(ii) Parent shall have failed to include in the Joint Proxy Statement the Parent Board Recommendation.

    PARENT UNAUDITED INTERIM BALANCE SHEET. "Parent Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of July 31, 1999 included in the Parent SEC Documents.

    PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

    REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

    SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

    SUPERIOR OFFER. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's shareholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

    TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                  SCHEDULE 6.7

 1. Charles M. Boesenberg

 2. William C. Smith

 3. James E. Challenger, Jr.

 4. Jean-Claude Sarner

 5. Scot Morrison

 6. Joe Addiego

 7. Martin Caniff

                                   EXHIBIT F

1.  Narendra Gupta

2.  Charles M. Boesenberg

                                       7